EXHIBIT 99.01

PITOOEY! Inc. Expands and Replaces Investment Agreement with Intelliace Group, LLC.

PHOENIX, December 10th, 2013 - PITOOEY!(TM) Inc., (OTCBB: PTOO) announced that it has expanded and replaced the existing Investment Agreement with Intelliace Group, LLC, securing additional capital to fund operations, invest in research in development and prepare for future acquisition opportunities.

Jacob DiMartino, CEO, PITOOEY!, Inc. states: “We have spent the majority of 2013 developing our proprietary mobile technology platform and creating the infrastructure needed to engage consumers and small businesses using social media and mobile marketing. Additional financing will allow us to capture more opportunities as we begin the rollout of our offering in 2014 and beyond.”

Intelliace has agreed to expand the financing line from previously announced $1.1 Million to $2.0 Million in 8 percent (8%) debentures. Additionally, PITOOEY! reserves the right to sell up to $25,000,000 shares of its common stock to Intelliace, pursuant to certain restrictions and conditions. Other terms and conditions remain unchanged. New agreement effectively replaces the previously disclosed agreement, announced on May 7th, 2013.

About PITOOEY!(TM), Inc.:

PITOOEY!, Inc. is a complete digital marketing agency offering small businesses unique service packages based on the clients’ desires and the type of following or “reach” they would like to establish. Pitooey! provides small businesses with the infrastructure, software and services that generate social media engagement, capture leads and drive online and offline sales. For more information, please visit: www.Pitooey.com

Safe Harbor:

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief, or current expectations of Pitooey!, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Pitooey!, Inc.’s ability to control and their actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in PITOOEY!, Inc.’s filings with the Securities and Exchange Commission.

For further information contact:

Pitooey!, Inc. Public Relations and Shareholder Information

Cathy L. Fritz
Phone:  623-258-4986
Email: cathy@PITOOEY.com